Exhibit 107
Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

INSPIRATO INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$326,300,000	$153.10 per $1,000,000	$49,956.53
Fees Previously Paid	$49,956.53		$49,956.53
Total Transaction Valuation	$326,300,000
Total Fees Due for Filing			$49,956.53
Total Fees Previously paid			$49,956.53
Total Fee Offsets			-
Net Fee Due			-

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in Agreement and Plan of Merger by and among Inspirato Incorporated, a Delaware Corporation (“Inspirato”), RR Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Inspirato, and Buyerlink, Inc., a Delaware corporation (“Buyerlink”).

(i)Title of each class of securities to which the transaction applies: (a) Class A common stock, par value $0.0001 per share, of Inspirato (“Common Stock”) and (b) a newly designated class of preferred stock, par value $0.0001 per share, of Inspirato (“Preferred Stock”).

(ii)Aggregate number of securities to which the transaction applies: As of July 25, 2025 the maximum number of shares of securities to which this transaction applies is (a) 73,896,235 shares of Common Stock, (b) 8,312,327 shares of Preferred Stock and (c) 7,257,600 shares of Common Stock underlying restricted stock units to be issued to certain employees of Buyerlink at or following closing.

(iii)Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum aggregate value of the transaction is calculated based on an equity valuation of Buyerlink of $326.3 million and an equity valuation of Inspirato of $50.0 million, or $3.61 per share.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.00015310.

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